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                                                                   EXHIBIT 99.1



                DYERSBURG CORPORATION PLANS PRIVATE PLACEMENT
            OF $125 MILLION OF SENIOR SUBORDINATED NOTES DUE 2007



        Dyersburg Corporation (NUSE: DBG) today announced that it plans to issue up to $125 million aggregate principal amount of Senior Subordinated Notes due 2007. The private placement is expected to be completed in late August.

        Dyersberg intends to use the net proceeds of the offering to finance a portion of the consideration for its previously announced acquisition of Alamac Knit Fabrics. The private placement will be made by means of an offering memorandum to institutional investors pursuant to Rule 144A and other exemptions under the Securities Act of 1933.

        The Notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration under federal and state securities laws.